Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lee Newitt

(704) 344-8150

lnewitt@fairpoint.com

Media Contact:

Meghan Woodlief

(704) 817-1271

mwoodlief@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS

2011 FOURTH QUARTER AND FULL YEAR RESULTS

•	Consolidated EBITDAR[1] of $250.0 million and capital expenditures of $176.1 million for the full year resulted in Unlevered Free Cash Flow[2] generation of $73.9 million in 2011

•	High-speed Internet subscriber growth continued at 8.4% year-over-year, while voice access line loss slowed for the seventh consecutive quarter to 8.4% year-over-year

•	Workforce reduction effort completed according to plan

•	Net income of $172.0 million for the full year, including cancellation of debt income

Charlotte, N.C. (March 7, 2012) – FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading provider of communications services, today announced its financial results for the fourth quarter and full year ended Dec. 31, 2011. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (EST) on Thursday, March 8, 2012.

“2011 was a great year for FairPoint that resulted in a platform for future revenue growth and free cash flow generation,” said Paul H. Sunu, CEO of FairPoint. “I’m proud of our Company’s ability to stabilize and then improve operations, while generating nearly $74 million in Unlevered Free Cash Flow. Our disciplined approach to capital spending allowed us to achieve our 2011 network plans and still grow our cash balance despite unanticipated challenges that weighed on our EBITDAR, including Hurricane Irene, an early winter storm and new property taxes in New Hampshire on our poles and conduit.”

“We’ve invested significantly in our future by upgrading and expanding our network in northern New England. We now have more than 14,000 route miles of fiber. This next-generation network is at the core of our strategy to transform the composition of our revenue for growth, to win back business customers and to meet the growing demand for bandwidth,” Sunu added.

Operating Highlights

High-speed Internet subscribers grew 8.4% year-over-year, compared to a 0.4% year-over-year increase in 2010. FairPoint added more than 24,000 high-speed Internet subscribers in 2011, compared to less than 1,300 in 2010. High-speed Internet penetration reached 30.4% of voice access lines at Dec. 31, 2011, as the Company surpassed 314,000 high-speed Internet subscribers in service.

Voice access line loss slowed for the seventh consecutive quarter, reaching 8.4% year-over-year versus a 10.3% decline in 2010.

-MORE-

[1]

Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

[2]

Unlevered Free Cash Flow means Consolidated EBITDAR minus capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. A reconciliation of Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

FairPoint Communications Reports 2011 Fourth Quarter and Full Year Results | P2

On Sept. 8, 2011, the Company announced it would reduce its workforce by approximately 10%, with planned annual expense savings of approximately $34 million beginning in 2012. This initiative was completed as planned during the fourth quarter. FairPoint incurred $4.4 million in severance and incentive payments in the fourth quarter, bringing the total severance and incentive payments incurred to $8.0 million for the full year.

FairPoint continued its fiber-to-the-tower expansion during the quarter. As of Dec. 31, 2011, fiber had been placed to more than 800 towers.

Regulatory Highlights

On Jan. 18, 2012, the Vermont Public Service Board (“Vermont PSB”) approved a new Incentive Regulation Plan (“IRP”) for FairPoint. Previously, FairPoint had operated under an alternative form of regulation known as an Amended Incentive Regulation Plan, which expired on March 31, 2011. The IRP will decrease the scope of regulation for FairPoint and provide the Company with increased flexibility to compete more effectively in Vermont. Under the IRP, FairPoint’s annual retail service quality penalty exposure has been decreased from $10.5 million to $1.65 million and the Company now has pricing discretion with respect to existing and new services other than basic local exchange service.

On Feb. 13, 2012, the Vermont PSB voted to allow FairPoint to redirect nearly $7 million that had been set aside for retail and wholesale service quality penalties toward further broadband expansion in the state.

On Jan. 11, 2012, the Maine Public Utility Commission (“Maine PUC”) issued an order regarding the calculation of FairPoint’s broadband addressability commitments in the state. The Maine PUC voted two-to-one to define broadband “addressability” in a manner that may require FairPoint to expand broadband service further than it already has in Maine. FairPoint maintains it has met its requirement to expand broadband addressability to 87% by March 31, 2013. On Jan. 31, 2012, the Company filed an appeal with the Maine Supreme Judicial Court seeking to overturn the Maine PUC order. The appeal is pending.

On Dec. 28, 2011, the New Hampshire Public Utility Commission (“New Hampshire PUC”) issued an order that allows FairPoint to temporarily increase rates by $0.99 per line per month effective April 1, 2012. The temporary rate increase is intended to help offset an increase in property taxes following the New Hampshire legislature’s decision not to renew an exemption from municipal pole and conduit property taxes previously afforded to telecommunications companies. Telecommunications companies had been exempt from pole and conduit tax since 1990; however, unlike other utilities, telecommunications companies in New Hampshire pay a communications service tax to the state. FairPoint estimates its annual property taxes in New Hampshire will increase by approximately $6.5 million and the Company recognized an expense of approximately $4.9 million in the fourth quarter to account for the first nine months of the tax year, which runs from April 1, 2011, to March 31, 2012.

On Nov. 18, 2011, the FCC released its comprehensive and landmark order to modify the nationwide system of universal support and the intercarrier compensation system. A detailed discussion of the FCC order will be available in FairPoint’s 2011 Annual Report on Form 10-K.

Financial Highlights

Fourth Quarter 2011 as compared to Third Quarter 2011

Revenue was $254.2 million in the fourth quarter of 2011 as compared to $257.9 million in the third quarter of 2011. The unfavorable variance of $3.7 million was primarily the result of a decline in access revenues of $4.4 million arising from certain billing reserves established in the fourth quarter, offset by a $1.2 million increase in voice services revenue. The increase in voice services revenue was due primarily to a $3.9 million reversal of certain service quality penalties, which was partially offset by the impact of voice access line declines in the quarter. The finalization of three regulatory developments led to the retail service quality penalty reversal: the new IRP in Vermont, the completion of a service quality penalty audit by the New Hampshire PUC and a true-up of the service quality penalty accrual in Maine.

-MORE-

FairPoint Communications Reports 2011 Fourth Quarter and Full Year Results | P3

Operating expenses, excluding depreciation, amortization and reorganization, were $203.7 million in the fourth quarter of 2011 as compared to $213.5 million in the third quarter of 2011. The $9.8 million decrease in operating expenses was primarily the result of the workforce reduction, lower overtime and lower uncollectible expense offset by increases related to the New Hampshire municipal pole and conduit property taxes and severance costs. As a result of FairPoint’s workforce reduction effort announced during the third quarter, salary and wage expense declined $5.7 million before a $1.1 million increase in severance and incentive payments. Overtime decreased $3.4 million from the third quarter when the Company incurred elevated costs related to Hurricane Irene. Uncollectible expense declined $3.0 million while operating taxes were unfavorably impacted by the recognition of approximately $4.9 million for the new pole and conduit property tax in New Hampshire, which was partially offset by the favorable conclusion of a property tax appeal in Maine. Non-cash other post-employment benefit (“OPEB”) expense decreased by approximately $2.9 million versus the third quarter of 2011, which included a true-up to the full year expense after certain assumption changes.

Consolidated EBITDAR was $70.0 million in the fourth quarter of 2011 as compared to $60.5 million in the third quarter of 2011. The Company made a $6.8 million cash contribution to its pension plan during the third quarter, of which approximately $6.2 million was related to operating expenses. Since cash pension contributions reduce Consolidated EBITDAR, the effect was to increase Consolidated EBITDAR by $6.2 million sequentially.

Net loss was $84.0 million in the fourth quarter of 2011 as compared to a net loss of $279.4 million in the third quarter of 2011. The third quarter included a non-cash goodwill and trade name impairment charge of $262.0 million.

Capital expenditures were $35.1 million in the fourth quarter of 2011 as compared to $35.2 million in the third quarter of 2011.

FairPoint’s cash position was $17.4 million as of Dec. 31, 2011, versus $9.9 million as of Sept. 30, 2011. The Company’s $75 million revolving credit facility is undrawn, with $62.6 million available for additional borrowing after applying $12.4 million for outstanding letters of credit.

Fourth Quarter 2011 as compared to Fourth Quarter 2010

Revenue was $254.2 million in the fourth quarter of 2011 as compared to $268.0 million a year earlier. The unfavorable variance of $13.8 million was primarily the result of a $12.7 million one-time benefit to revenue taken in the fourth quarter of 2010 arising from settlements reached with New Hampshire and Vermont regulators during the bankruptcy process. Other factors were largely offsetting, such as the unfavorable impact of an 8.4% decline in voice access lines, the favorable impact of an 8.4% increase in high-speed Internet subscribers and the favorable impact of a $3.9 million reversal of certain service quality penalties in the fourth quarter of 2011.

Operating expenses, excluding depreciation, amortization and reorganization, were $203.7 million in the fourth quarter of 2011 as compared to $211.6 million a year earlier. The fourth quarter of 2010 was unfavorably impacted by a one-time non-cash charge of $14.8 million related to project abandonment, inventory obsolescence and other non-recurring prior period items, which was partially offset by a $7.0 million source of income (negative expense) from bad debt in the fourth quarter of 2010 related to certain bankruptcy settlements and activities. The favorable impact of the workforce reduction effort was largely offset by a decrease in capitalized labor versus a year earlier. Capitalized labor reduces operating expense and increases capital expenditures, so a decline in capital projects will generally result in lower capitalized labor and higher operating expense.

Consolidated EBITDAR was $70.0 million in the fourth quarter of 2011 as compared to $84.0 million a year earlier. The unfavorable variance of $14.0 million was primarily the result of a $12.7 million one-time benefit to revenue mentioned earlier. Other factors were largely offsetting, such as the increase in uncollectible expense versus a year earlier and the reduction in employee expenses stemming from the workforce reduction effort completed in the fourth quarter of 2011.

Capital expenditures were $35.1 million in the fourth quarter of 2011 as compared to $40.9 million a year earlier.

The Company’s net pension and employee benefit obligation increased from $434.0 million at Dec. 31, 2010, to $690.2 million at Dec. 31, 2011. A lower discount rate assumption and a higher medical cost trend assumption were the primary drivers for the increase. While this may not affect our short-term cash position, it may indicate the need for higher cash contributions in the future.

-MORE-

FairPoint Communications Reports 2011 Fourth Quarter and Full Year Results | P4

2012 Guidance

FairPoint expects to generate Unlevered Free Cash Flow (after cash pension contributions) of $90 million to $100 million in 2012 through a continued focus on improving EBITDAR margins and disciplined capital spending. FairPoint expects that full year realization of workforce reductions will be offset in part by increases in cash pension contributions and compensation expense. The Company may begin making cash contributions to its pension plan on a quarterly basis in 2012 and expects to contribute approximately $20 million for the full year. FairPoint expects to pay approximately $68 million in interest and $10 million in loan amortization in 2012.

Consistent with the first quarter of 2011, FairPoint recognized approximately $13.8 million of vacation expense on Jan. 1, 2012, which will be amortized over the balance of the year as vacation is used.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s annual report on Form 10-K for the fiscal year ended Dec. 31, 2011, which will be filed with the SEC no later than March 15, 2012. The Company’s results for the quarter and fiscal year ended Dec. 31, 2011, are subject to the completion of its annual report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s consolidated statements of financial position and operations for periods after Jan. 24, 2011, will not be comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2011 results at 8:30 a.m. (EST) on Thursday, March 8, 2012.

Participants should call (800) 265-0241 (US/Canada) or (617) 847-8704 (international) at 8:20 a.m. (EST) and enter the passcode 24096332 when prompted. The title of the call is the Q4 2011 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 28536843 when prompted. The recording will be available from Thursday, March 8, 2012, at 10:30 a.m. (EST) through Thursday, March 15, 2012, at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR, Unlevered Free Cash Flow and adjustments to GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR and Unlevered Free Cash Flow may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements, and the maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

-MORE-

FairPoint Communications Reports 2011 Fourth Quarter and Full Year Results | P5

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR and Unlevered Free Cash Flow only supplementally. A reconciliation of Consolidated EBITDAR and Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) (www.FairPoint.com) is a leading communications provider of high-speed Internet access, local and long-distance phone, television and other broadband services to customers in communities across 18 states. Through its fast, reliable network, FairPoint delivers affordable data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art network provides Ethernet connections that support applications like video conferencing, e-learning and other broadband based applications. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company’s future performance that represents management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC.

Supplemental Financial Information

(Unaudited)

($ in thousands, except per unit)

	4Q11 Reported	3Q11 Reported	2Q11 Reported	1Q11 Reported	4Q10 Reported

Summary Income Statement:

Revenue:
Voice services	$121,616	$120,388	$127,085	$124,225	$136,664
Access	90,204	94,646	93,128	91,358	92,128
Data and Internet services	29,382	30,049	29,849	28,495	27,504
Other services	12,960	12,829	12,574	10,702	11,696

Total revenue	254,162	257,912	262,636	254,780	267,992
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	203,717	213,483	202,784	216,582	211,598
Depreciation and amortization	91,951	91,547	90,614	84,294	74,606
Reorganization (income) expense (post-emergence) (1)	(1,743)	(3,735)	2,510	2,736	—
Impairment of intangible assets and goodwill	—	262,019	—	—	—

Total operating expenses	293,925	563,314	295,908	303,612	286,204

Loss from operations	(39,763)	(305,402)	(33,272)	(48,832)	(18,212)
Other income (expense):
Interest expense	(17,173)	(17,147)	(16,996)	(21,812)	(35,187)
Other income (expense), net	472	488	350	349	377

Total other income (expense)	(16,701)	(16,659)	(16,646)	(21,463)	(34,810)

Loss before reorganization items and income taxes	(56,464)	(322,061)	(49,918)	(70,295)	(53,022)
Reorganization items (1)	—	—	—	897,313	(15,552)

Income (loss) before income taxes	(56,464)	(322,061)	(49,918)	827,018	(68,574)
Income tax benefit (expense)	(27,520)	42,620	22,821	(264,534)	(6,413)

Net (loss) income	$(83,984)	$(279,441)	$(27,097)	$562,484	$(74,987)

Consolidated EBITDAR and Unlevered Free Cash Flow Reconciliation:

Net (loss) income	$(83,984)	$(279,441)	$(27,097)	$562,484	$(74,987)
Income tax (benefit) expense	27,520	(42,620)	(22,821)	264,534	6,413
Interest expense	17,173	17,147	16,996	21,812	35,187
Depreciation and amortization	91,951	91,547	90,614	84,294	74,606
Non-cash pension and OPEB expense (2a)	12,984	9,592	10,583	10,686	10,992
Other non-cash items, net (2b)	(53)	260,518	(138)	(912,270)	16,096
Restructuring costs (2c)	275	844	2,608	17,326	14,948
Restatement impact, net (2d)	—	—	—	—	—
All other allowed adjustments, net (2e)	4,112	2,866	(246)	219	732

Consolidated EBITDAR	$69,978	$60,453	$70,499	$49,085	$83,987

Consolidated EBITDAR margin	27.5%	23.4%	26.8%	19.3%	31.3%

Capital expenditures	$35,110	$35,169	$52,121	$53,725	$40,868

Unlevered Free Cash Flow	$34,868	$25,284	$18,378	$(4,640)	$43,119

Select Operating and Financial Metrics:

Residential access lines	645,453	662,562	680,189	695,916	712,591
Business access lines	311,241	314,290	317,584	322,106	327,812
Wholesale access lines (3)	76,065	80,025	82,231	84,667	87,142

Total switched access lines	1,032,759	1,056,877	1,080,004	1,102,689	1,127,545
% change y-o-y	-8.4%	-8.8%	-9.3%	-9.6%	-10.3%
% change q-o-q	-2.3%	-2.1%	-2.1%	-2.2%	-2.7%
High-speed data subscribers (4)	314,135	312,475	305,155	297,491	289,745
% change y-o-y	8.4%	8.2%	5.4%	4.8%	0.4%
% change q-o-q	0.5%	2.4%	2.6%	2.7%	0.3%
penetration of access lines	30.4%	29.6%	28.3%	27.0%	25.7%

Access line equivalents	1,346,894	1,369,352	1,385,159	1,400,180	1,417,290

% change y-o-y	-5.0%	-5.4%	-6.4%	-6.8%	-8.3%
% change q-o-q	-1.6%	-1.1%	-1.1%	-1.2%	-2.1%

(1)	Following FairPoint's emergence from Chapter 11 on January 24, 2011, all reorganization items are reported in total operating expenses. During Chapter 11, all reorganization items were reported below operating income in Reorganization Items.
(2)	For purposes of calculating Consolidated EBITDAR, FairPoint's credit facility allows it to adjust for:
a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash benefit payments in the period,
b)	other non-cash items except to the extent they will require a cash payment in a future period,
c)	costs related to the restructuring, including professional fees for advisors and consultants,
d)	the impact from any restatement of financial statements for the periods ending on or prior to January 24, 2011, and
e)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4)	High-speed data subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

(in thousands, except share data)

	Successor Company	Predecessor Company
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$17,350	$105,497
Restricted cash	24,446	2,420
Accounts receivable, net	104,298	125,170
Materials and supplies	935	22,193
Prepaid expenses	18,346	18,841
Other current assets	2,377	6,092
Deferred income tax, net	17,915	31,400

Total current assets	185,667	311,613
Property, plant and equipment, net	1,663,065	1,859,700
Goodwill	—	595,120
Intangible assets, net	128,145	189,247
Prepaid pension asset	—	2,960
Debt issue costs, net	1,779	119
Restricted cash	651	1,678
Other assets	10,338	13,357

Total assets	$1,989,645	$2,973,794

Liabilities and Stockholders’ Deficit
Liabilities not subject to compromise:
Current portion of long-term debt	$10,000	$—
Current portion of capital lease obligations	1,252	1,321
Accounts payable	65,184	66,557
Claims payable and estimated claims accrual	22,839	—
Accrued interest payable	508	3
Other accrued liabilities	54,348	63,279

Total current liabilities	154,131	131,160

Capital lease obligations	2,690	3,943
Accrued pension obligation	157,961	92,246
Employee benefit obligations	531,634	344,463
Deferred income taxes	245,369	67,381
Unamortized investment tax credits	—	4,310
Other long-term liabilities	14,003	12,398
Long-term debt, net of current portion	990,000	—

Total long-term liabilities	1,941,657	524,741

Total liabilities not subject to compromise	2,095,788	655,901

Liabilities subject to compromise	—	2,905,311

Total liabilities	2,095,788	3,561,212

Commitments and contingencies (See Note 21)

Stockholders’ deficit:
Predecessor Company common stock, $0.01 par value, 200,000,000 shares authorized, 89,440,334 shares issued and outstanding at December 31, 2010	—	894
Additional paid-in capital, Predecessor Company	—	725,786
Successor Company common stock, $0.01 par value, 37,500,000 shares authorized, 26,197,142 shares issued and outstanding at December 31, 2011	262	—
Additional paid-in capital, Successor Company	502,034	—
Retained deficit	(414,945)	(1,101,294)
Accumulated other comprehensive loss	(193,494)	(212,804)

Total stockholders’ deficit	(106,143)	(587,418)

Total liabilities and stockholders’ deficit	$1,989,645	$2,973,794

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

341 Days ended December 31, 2011, 24 Days ended January 24, 2011 and Years ended December 31, 2010 and 2009

(in thousands, except per share data)

	Successor Company	Predecessor Company
	Three Hundred Forty- One Days Ended December 31, 2011	Twenty-Four Days Ended January 24, 2011	Year Ended December 31,
			2010	2009

Revenues	$963,112	$66,378	$1,070,986	$1,119,090

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	438,619	38,766	525,728	515,394
Selling, general and administrative expense, excluding depreciation and amortization	332,020	27,161	365,373	417,512
Depreciation and amortization	336,891	21,515	289,824	275,334
Reorganization related (income) expense	(232)	—	—	—
Impairment of intangible assets and goodwill	262,019	—	—	—

Total operating expenses	1,369,317	87,442	1,180,925	1,208,240

Loss from operations	(406,205)	(21,064)	(109,939)	(89,150)

Other income (expense):
Interest expense	(63,807)	(9,321)	(140,896)	(204,919)
Gain on derivative instruments	—	—	—	12,320
Gain on early retirement of debt	—	—	—	12,357
Other	1,791	(132)	2,715	2,000

Total other expense	(62,016)	(9,453)	(138,181)	(178,242)

Loss before reorganization items and income taxes	(468,221)	(30,517)	(248,120)	(267,392)
Reorganization items	—	897,313	(41,120)	(53,018)

(Loss) income before income taxes	(468,221)	866,796	(289,240)	(320,410)
Income tax benefit (expense)	53,276	(279,889)	7,661	79,014

Net (loss) income	$(414,945)	$586,907	$(281,579)	$(241,396)

Weighted average shares outstanding:
Basic	25,838	89,424	89,424	89,271

Diluted	25,838	89,695	89,424	89,271

(Loss) earnings per share:
Basic	$(16.06)	$6.56	$(3.15)	$(2.70)

Diluted	$(16.06)	$6.54	$(3.15)	$(2.70)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

341 Days ended December 31, 2011, 24 Days ended January 24, 2011 and the Years ended December 31, 2010 and 2009

(in thousands)

	Successor Company	Predecessor Company
	Three Hundred Forty- One Days Ended December 31, 2011	Twenty-Four Days Ended January 24, 2011	Year Ended December 31,
			2010	2009

Cash flows from operating activities:
Net (loss) income	$(414,945)	$586,907	$(281,579)	$(241,396)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	(52,203)	279,868	(7,915)	(78,722)
Provision for uncollectible revenue	18,344	3,454	20,525	48,402
Depreciation and amortization	336,891	21,515	289,824	275,334
Non-cash interest expense	—	—	—	31,137
Post-retirement accruals	35,183	2,654	33,216	34,151
Pension accruals	5,021	986	10,017	24,274
Gain on derivative instruments	—	—	—	(12,320)
Gain on early retirement of debt, excluding cash fees	—	—	—	(12,477)
Loss on abandoned projects	—	—	15,132	—
Impairment of intangible assets and goodwill	262,019	—	—	—
Other non-cash items	(288)	97	4,045	4,468
Changes in assets and liabilities arising from operations:
Accounts receivable	7,863	(7,752)	12,706	(24,799)
Prepaid and other assets	(1,926)	(3,423)	(6,834)	19,063
Accounts payable and accrued liabilities	(12,303)	26,627	(10,802)	(12,435)
Accrued interest payable	508	9,017	137,111	61,312
Other assets and liabilities, net	67	177	(3,816)	(9,633)
Reorganization adjustments:
Non-cash reorganization income	(7,308)	(917,358)	(20,004)	43,964
Claims payable and estimated claims accrual	(66,712)	(1,096)	—	—
Restricted cash - cash claims reserve	59,888	(82,764)	—	—

Total adjustments	585,044	(667,998)	473,205	391,719

Net cash provided by (used in) operating activities	170,099	(81,091)	191,626	150,323

Cash flows from investing activities:
Net capital additions	(163,648)	(12,477)	(197,795)	(178,752)
Distributions from investments	798	—	527	1,361

Net cash used in investing activities	(162,850)	(12,477)	(197,268)	(177,391)

Cash flows from financing activities:
Loan origination costs	(884)	(1,500)	(1,475)	(3,046)
Proceeds from issuance of long-term debt	—	—	5,513	50,000
Repayments of long-term debt	—	—	—	(20,848)
Restricted cash	1,843	34	(62)	65,114
Repayment of capital lease obligations	(1,120)	(201)	(2,192)	(2,126)
Dividends paid to stockholders	—	—	—	(22,996)

Net cash (used in) provided by financing activities	(161)	(1,667)	1,784	66,098

Net change	7,088	(95,235)	(3,858)	39,030
Cash, beginning of period	10,262	105,497	109,355	70,325

Cash, end of period	$17,350	$10,262	$105,497	$109,355

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	62,290	—	1,005	106,861
Income tax paid, net of refunds	218	—	361	(563)
Non-cash issuance of Senior Notes	—	—	—	18,911
Capital additions included in accounts payable, claims payable and estimated claims accrual or liabilities subject to compromise at period-end	854	1,818	1,961	31,621
Reorganization costs paid	20,069	11,110	41,699	1,182